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                                                                   Exhibit 99(a)
                                                                   -------------

                              FOR IMMEDIATE RELEASE

Contacts:         Sandra L. Stockhorst      Tina M. Farrington
                  VP, Investor Relations    SVP, Marketing
                  (419) 784-4023            (419) 784-2549

            RURBAN ENTERS INTO WRITTEN AGREEMENT WITH FEDERAL RESERVE
                   AND OHIO DIVISION OF FINANCIAL INSTITUTIONS

DEFIANCE, Ohio, July 9, 2002 - RURBAN FINANCIAL CORP. (NASDAQNM: RBNF) ("Rurban") and its wholly owned subsidiary, The State Bank and Trust Company
(Bank), announced they entered into a written agreement (Agreement) with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions on July 5, 2002. The Agreement results from an examination as of December 31, 2001, conducted in March and April 2002. The Agreement will not result in an interruption of day-to-day operations of the company or any subsidiaries. "The issues resulting in the Agreement developed over a period of time and likewise it will take time to resolve them. We are making substantial progress in the evaluation of our asset quality on a loan by loan basis and the Agreement issues are being aggressively addressed," commented Richard C. Burrows, Rurban Interim President and CEO.

Rurban will comply with the Agreement's provisions, which include among other items, retention of an independent consultant to conduct a management review and to prepare a written report of findings and recommendations to Rurban's Board of Directors. Rurban will then submit a written management plan and business plan to its regulators. Rurban had previously retained independent consultants, Austin Associates, LLC, and they are preparing a management review and assisting in other compliance areas of the Agreement. Rurban agrees with its regulators that the measures outlined in the Agreement will assist the company in better monitoring its internal audit and control functions, management of the company and its asset quality.

Additionally, Rurban will submit a written plan to strengthen board supervision of the Bank, and is revising its loan policies and procedures to address current deficiencies. The Agreement addresses asset quality, the allowance for loan losses, loan review, interest income accrual, and steps Rurban will take to correct all documentation and credit information deficiencies noted. The Agreement requires submission of written procedures to strengthen and maintain internal controls and a contingency funding plan. Prior written regulatory approval is required to pay dividends, incur debt, or redeem stock.

Rurban will work closely with its regulators to fully comply with the Agreement and to make all changes to policies and procedures required. Rurban has also appointed a committee of outside directors to monitor and coordinate Rurban's compliance with each provision of the agreement and provide quarterly written progress reports to its regulators.


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About Rurban Financial Corp.
----------------------------

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF.

The Company currently has 10,000,000 shares of stock authorized and 4,565,721 shares outstanding. The investment banking firms of McDonald & Co. Securities Inc. (Trident Securities Division), Sweney Cartwright and Co., and Friedman, Billings, Ramsey Group, Inc. are the primary market makers for these shares.

Rurban's wholly owned subsidiaries and operating divisions are The State Bank and Trust Company, Reliance Financial Services, N.A., The Peoples Banking Company, The First Bank of Ottawa, The Citizens Savings Bank Company and Rurbanc Data Services, Inc. (RDSI). The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood and Cuyahoga. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

Forward-Looking Statements
--------------------------

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.